Exhibit 10.51

UNOFFICIAL TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “    *    ”

LEASE AGREEMENT OF LIMITED DURATION

(entered into under article 117 of the Urban Lease Law, approved by Decree-law no. 321-B/91, of 15 October)

BETWEEN:

VICTORIA – SEGUROS VIDA, S.A., with registered office in Avenida da Liberdade, n.º 200, in Lisbon, limited liability company with the share capital of eight million and five hundred Euros, registered in the Lisbon Commercial Registry under the number 3635, taxpayer number 502 821 060, represented by Gerd Böhmer, in his capacity as Delegated Director and Júlio Manuel Baptista Pereira Gonçalves, in his capacity as attorney, both with powers to perform this act, hereinafter designated as LAND LORD;

AND

EURONEXT LISBON – SOCIEDADE GESTORA DE MERCADOS REGULAMENTADOS, S.A., with registered office in Praça Duque de Saldanha, no. 1, 5th floor A, 1050-094 Lisbon, limited liability company with the share capital of 8,750,000 (eight million and seven hundred and fifty thousand euros), registered in the Lisbon Commercial Registry under the number 8875, taxpayer number 504 825 330, represented by Professor Miguel Athayde Marques, in his capacity as Chairman of the Board of Directors and Pedro Rodrigues Pinto, in his capacity as attorney, both with powers to perform this act, hereinafter designated as TENANT.

Is entered into this lease agreement of limited duration, under article 117 of the Urban Lease Law, approved by Decree-law no. 321-B/91, of 15 October, which is governed by the following clauses and Annexes:

CLAUSE ONE

1.               The Land Lord rents to the TENANT, by the monthly value of             *           Euros, and producing effects on 01 September 2005, the seventh floor, with the area of seven hundred and ninety five square meters, and fifteen square meters, the eighth floor north, with the area of one hundred and fifty four square meters, and fifteen parking spaces with the numbers nineteen, twenty, twenty two of the minus one floor and from the number one hundred and thirteen to the number one hundred and twenty our of the minus for floor, of the urban building located at Avenida da Liberdade numbers 196-A, 196-B, 196-C, 196, 196-D, 196-E and 196-F , parish of Sagrado Coração de Jesus, municipality of Lisbon, inscribed in the Finance Department under article 851, hereinafter designated collectively as RENTED BUILDING, all as signed in the map that constitutes Schedule I to the present Agreement and of which is a part.

2.               The monthly rent mentioned above corresponds to              *            Euros referring to the seventh floor, with the area of seven hundred and ninety five square meters,          *         Euros to the eight floor north, with the area of one hundred and fifty four square meters and     *        Euros corresponding to each parking space.

3.               The monthly rent owned to the LAND LORD shall be paid until the first business day corresponding to the previous month to the one it regards, through a banking assignment to the banking account number           *            , open with Bank BPI, with the Banking Identification Number           *             .

4.               The receipt corresponding to the payment of the rent made under the previous number will be sent by the LAND LORD to the TENANT in the eight days that follow the payment made by the latter.

5.               The hereby agreed rent will be reviewed on a yearly basis according to the updating index determined by the Portuguese Statistical Institute, for the commercial leases until the end of the initial term of the present agreement and respective renewals.

6.               The updating of the rent will be made annually through registered mail addressed to the TENANT, sent at least thirty (30) days previously to the production of effects, indicating which rent shall be owed and which coefficient was used in the determination of the new rent.

CLAUSE TWO

1.               According to the tax laws in force when this agreement was entered into, the amounts mentioned in the previous clause are not subject to the payment of VAT.

2.               If in the future VAT will be owed on the amounts mentioned in the previous clause, the parties agree that said tax will be paid by the TENANT.

CLAUSE THREE

1.               The TENANT will benefit from a period when it shall not pay the rent in the period of moving and installation in the RENTED BUILDING, due to which the first rent owed by the seventh and eight floor north, in the amount defined under number 2 of the first Clause, regards the month of February of 2006.

2.               The first rent owed by the parking spaces, in the amounts defined under number 2 of clause first, regards the month of January 2007.

CLAUSE FOUR

1.               The RENTED BUILDING aims exclusively to offices and to the performance of the activities that constitute the corporate scope of the TENANT.

2.               The TENANT acknowledges expressly that the RENTED BUILDING is able to be used as described in the scope of the present lease.

3.               The TENANT is prohibited to use the RENTED BUILDING to any other scope except the one mentioned in the number one of this clause.

CLAUSE FIVE

1.               Any alterations to be introduced in the RENTED BUILDING, of whichever nature, with the scope of adapting it to the activities performed by the TENANT, shall be communicated to the LAND LORD, and will only be executed following a written authorization of the LAND LORD.

2.               All improvements made in the RENTED BUILDING will belong to the estate. The TENANT will not be entitled to any indemnification or retention over said improvements at the term of the agreement.

3.               The LAND LORD may however demand that the RENTED BUILDING is delivered to it as it was rented and as described in Schedule II to the present agreement, that is part of the agreement. In this case, the TENANT is obliged to withdraw the improvements or labour it has made, delivering the RENTED BUILDING as it was delivered to it.

4.               Once the work or improvements were made, their maintenance will be of the exclusive responsibility of the TENANT.

CLAUSE SIX

1.               The lease object of this agreement is entered into for five years, counting from the date of the producing of effects mentioned in the number one of the Clause One, being therefore a limited duration lease under articles 117 and 98 to 101 of the Urban Lease Law, being considered prolonged for successive five year periods if none of the parties terminates it under the legal terms.

2.               The Parties agree that the first renewal of the agreement, to take place in 1 September 2010 is compulsory, therefore the parties agree not to terminate the agreement at the end of the first duration period.

3.               For the purposes of the previous number of this article, the parties agree that for the beginning of the second compulsory 5 (five) year period, a new rent will be exceptionally determined by agreement of the parties. If the parties do not agree on the new amount, the LAND LORD and the TENANT agree that said amount will be determined by two independent and specialized entities that carry on and evaluation of the market value of the RENTED BUILDING. The costs of said evaluation shall be borne by the LAND LORD and the TENANT in equal parts.

4.               Without prejudice of the previous numbers, the termination of the agreement by the LAND LORD shall be communicated, through registered mail addressed to the TENANT, at least one year previously to the end of the contractual period that is in progress.

5.               In case of termination, the TENANT shall pay the rents regarding the period that is lacking until the end of the relevant contracting period.

CLAUSE SEVEN

1.               The LAND LORD will provide to the TENANT the following services, that will be provided by third parties hired by the LAND LORD:

a)              Security of the building and reception service 24 hours per day and 365 days per year;

b)             Cleaning of the collective areas;

c)              Maintenance services associated with the normal functioning of the building;

d)             Consumption of water, gas and electricity;

e)              Provision of access cards personalized and programmed according to the several permit levels authorized by the TENANT;

f)                The LAND LORD shall provide to the TENANT the management services regarding the use of the meeting room located in the south wing of the eighth floor, according to the Rules on the Management and Use of the Eighth Floor Meeting Room, which constitute Schedule III, that is part of this agreement.

g)             For the services mentioned in the previous numbers, the TENANT shall pay to the LAND LORD, together with the owed rent, four thousand and seven hundred Euros.

2.               To the amount mentioned in the previous number, shall be added VAT at the rate legally applicable.

3.               The amount mentioned in number two of this Clause shall be updated annually accordingly to the consumer prices index, disclosed by the Portuguese Statistics Institute, excluding housing costs.

CLAUSE EIGHT

1.               The TENANT represents and warrants expressly that the Delivery Act that constitutes Schedule IV to the present agreement, being a part of this agreement, describes correctly the characteristics and current conditions of the RENTED BULDING and that the equipment located in said building is in perfect functioning conditions.

2.               The TENANT will allow the LAND LORD to examine the RENTED BUILDING, each time it is requested.

CLAUSE NINE

1.               The TENANT will be allowed to install, at the top of the building, a luminous advertisement of similar dimensions and characteristics as the VICTORIA advertisement, with the logo of the TENANT.

2.               Said equipment shall be installed in the south wing of the roof.

3.               The TENANT may also install a plasma screen (or equivalent) in the reception of the building in which several information on the financial markets will be provided in a way that is visible from outside, after the approval of the respective proposal and scale model to be presented by the TENANT to the LAND LORD.

CLAUSE TEN

The TENANT covenants to wisely use the RENTED BULDING and the collective areas of the building in which the RENTED BUILDING is integrated, in particular respecting the Rules of the Use of the Victoria Bulding, and the the Rules on the Management and Use of the Eighth Floor Meeting Room, of which the TENANT acknowledges to be aware.

CLAUSE ELEVEN

1.               The TENANT covenants to:

a)                  Keep in good safety, cleaning and conservation conditions the RENTED BULDING, including, in particular the air conditioning, the security signing and the electricity;

b)                 Keep in good conditions the frontage of the building, the floors, the windows, doors and painting, being obliged to repair any damages that do not derive from a prudent use of the RENTED BUILDING;

c)                  Allow that the LAND LORD or its representatives examine the RENTED BUILDING during its business hours, further to a written notification from the LAND LORD, sent at least three business days previously to the examination, except in urgency situations;

d)                 Do not use the RENTED BUILDING for any purpose other than the one mentioned in Clause two above;

e)                  Do not occupy, for circulation and security reasons, temporarily or definitively, the entrance with any kind of materials or objects;

f)                    Comply with all security rules and regulations provided for by the Lisbon City Hall or by any other competent authority, as well as immediately inform the LAND LORD of all relevant communications or notices addressed by said entities to the TENANT. The TENANT will be liable for the damages suffered by the LAND LORD as a consequence of lack of communication of said information.

g)                 Do not allow or authorize the accumulation of garbage, wastes or inflammable products within the RENTED BUILDING.

CLAUSE TWELVE

1.               The TENANT shall maintain, at its own expenses, a civil liability insurance and a multi-risks insurance on the furniture and the improvements existing in the RENTED BUILDING, providing to the LAND LORD copy of the respective policy.

2.               If the LAND LORD performs essential work in the building, the TENANT shall allow the respective performance without being entitled to request any indemnification or a diminishment of the rent, with whichever justification.

CLAUSE THIRTEEN

1.               The TENANT hereby renounces to the pre-emption right in the acquisition of the building, globally and as legally configured currently, of which the RENTED BUILDING is part, if the LAND LORD decides to dispose of said building.

2.               If the building of which the RENTED BUILDING is a part of is converted in the horizontal property status, the TENANT hereby renounces to the pre-emption right in the acquisition of the building, globally or of the unit fraction that will correspond to the RENTED BUILING under the present agreement, if the acquisition is made by companies controlled directly or indirectly by the LAND LORD or by companies that control directly or indirectly the LAND LORD.

CLAUSE FOURTEEN

1.               Under the present lease agreement, the TENANT shall deliver the RENTED BUILDING to the LAND LORD free of people and goods and in good functioning, conservation, painting, cleaning and utilization conditions, except the damages inherent to the passing of time and to a normal and prudent use of the building.

2.               The delivery of the RENTED BUILDING to the LAND LORD will be preceded by a joint examination of said building.

3.               The examination mentioned in the previous number will be carried out by a commission equally representing both parties, who shall draw a Delivery Act containing any anomalies to be repaired, the way to repair them, the deadline and the company which will perform said repairing, as well as, which of the parties, TENANT or LAND LORD, shall be responsible for the repairing.

4.               If the TENANT does not repair the anomalies for which it is responsible, according to the previous number, the LAND LORD may proceed with the necessary repairing work, at the expenses of the TENANT, which will be responsible for the payment within the 30 days that follow the emission of the respective invoice.

CLAUSE FIFTEEN

All expenses, of any nature, inherent to the entering into of the present agreement are of the exclusive responsibility of the TENANT.

CLAUSE SIXTEEN

The courts of Lisbon shall be exclusively competent for the decision of any dispute that may arise from the present lease agreement. The parties hereby renounce the competence of any other court of law.

Made in Lisbon, in 26 September 2006, in two copies of the same legal value, each party keeping one copy.

For the LAND LORD

Gerd Bohmer	Júlio Manuel Romano Baptista Pereira Gonçalves

For the TENANT

Miguel Athayde Marques	Pedro Rodrigues Pinto

(Stamp duty in the amount of € 5.00, according to point 8 of the General Table of the Stamp Duty, which is a Schedule to the Code of the Stamp Duty, and to articles 1 and 2 of the Law no. 150/99, of 11 September).